Exhibit 10.28

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (hereinafter referred to as the “Agreement”) is being entered into between and among INTRICON CORPORATION (hereinafter referred to as the “Company”) and ELLEN SCIPTA on behalf of and for the benefit of herself and her heirs, assigns and representatives (hereinafter referred to as “Executive”) (collectively the “Parties”) to resolve any and all differences or issues, whether known or presently unknown, relating in any way to Executive’s employment with the Company, Executive’s separation from employment and any related proceedings.

WHEREAS, Executive was employed by the Company as its Chief Financial Officer (“CEO”), pursuant to an Employment Agreement executed by Executive (“Employment Agreement”), attached hereto as Exhibit A;

WHEREAS, the Executive’s employment relationship with the Company is ending effective on the Separation Date pursuant to the terms and conditions set forth herein; and

WHEREAS, the Parties are entering into this Agreement to resolve any and issues relating to Executive’s employment with the Company, separation from employment and any related proceedings.

NOW THEREFORE, in consideration of the mutual covenants, agreements, and promises hereinafter set forth, and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.    Separation Date. Executive’s employment with the Company is separated effective October 29, 2021 (“Separation Date”). As of this date, Executive will have no further daily operational duties or responsibilities as Chief Financial Officer on behalf of the Company.

2.    Consideration, Separation Payment and Benefits. In consideration of Executive’s execution and non-revocation of this Agreement, general release of claims hereunder, and other promises and covenants herein, and in accordance with Section 4.4 of the Employment Agreement, the Company shall provide payment and benefits to Executive as follows:

a.    Compensation. The Company agrees to pay to Executive all applicable earned compensation due and owing up to and including the Separation Date. Additionally, Executive will be paid for any accrued but unused vacation days as of the Separation Date. No additional benefits will accrue after the Separation Date. Such payment will be made on the next regular payroll period and subject to all standard federal, state and local payroll deductions and tax withholdings. For avoidance of doubt, Executive is entitled to retain the signing bonus paid to her at the commencement of her employment. Executive acknowledges the receipt and accuracy of the amounts paid as detailed in this Paragraph 2(a).

b.    Separation Payment. Subject to the terms of this Agreement including, but not limited to Executive signing and not revoking this Agreement and complying with all post-employment obligations to the Company, the Company agrees to provide Executive with a gross total payment of $380,000, consisting of: (i) one (1) year of Executive’s base salary in the amount of $320,000, plus (ii) an additional gross amount of $60,000, in recognition that Executive is not eligible for a 2021 bonus, any 401(k) match, or for Company payment of future professional membership expenses to be incurred (collectively these amounts are referred to as the “Separation Payment”). The Separation Payment will be paid in 26 consecutive equal installments in the amount of $14,615.39 in accordance with the Company’s standard payroll practices and will be subject to all normal payroll deductions and withholdings. The first installment of the Separation Payment will be paid on the first administratively practicable regular pay date of the Company following the expiration of the revocation period below.

c.    Outplacement Services. As further consideration for this Agreement, if Executive signs and does not revoke this Agreement, the Company will pay up to an aggregate of $10,000 directly to an outplacement services vendor of Executive’s choosing for outplacement services provided to Executive in the calendar years 2021 and/or 2022. In order to be eligible for this benefit, Executive must advise the Company’s Chief Human Resources Officer (currently Sara Hill, shill@intricon.com), within five (5) days of retaining the outplacement firm to coordinate direct payment of the fees after services are provided.

d.    Company Benefits. Executive did not elect to participate in the Company's medical plans and accordingly is not entitled to continuing health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act after the Separation Date. Executive's entitlement to any other Company provided benefits shall terminate in accordance with the applicable plan documents as a result of Executive's separation from employment.

e.    Time Vested Restricted Stock Units. In accordance with the Company's 2015 Equity Incentive Plan, as amended (the “Plan”), the applicable awards under the Plan and the Employment Agreement, 15,251 unvested restricted stock units held by Executive as of the Separation Date which vest over time shall automatically become free of all restrictions and conditions, less applicable withholdings, on the first trading day after the expiration of the revocation period set forth in Section 16.

f.    Performance Vested Restricted Stock Units. In accordance with the Plan and the award under the Plan made on February 15, 2021 (the “Performance Award”) for a total of 5,417 performance restricted stock units: (i) 4,0911 unvested performance restricted stock units under the Performance Award held by Executive as of the Separation Date shall terminate and be cancelled and (ii) 1,326 unvested performance restricted stock units (“Remaining Unvested PRSUs”) under the Performance Award held by Executive as of the Separation Date shall remain outstanding, subject to the terms of the Plan, the Performance Award and this Agreement. The vesting of the Remaining Unvested PRSUs is contingent upon the Company's level of achievement of the Performance Standards (as defined in Exhibit B) during the Performance Period (as defined in Exhibit B). Any Remaining Unvested PRSUs that do not become vested as provided in Exhibit B shall be forfeited. Unvested PRSUs will vest and shares of common stock will be delivered, less applicable withholdings, only upon certification by the Compensation Committee of the Board of Directors of the Company of the level of achievement of the Performance Standards previously established and approved by the Committee for the Performance Period. Section 6.3 of the Plan shall govern the vesting of PRSUs in the event of a Change in Control (as defined in the Plan) prior to the Vesting Date (as defined in the Performance Award).

1 Note to Agreement.  In accordance with the Performance Award, termination of unvested performance restricted stock units was prorated was based on 257 days from 2/15/21 to 10/29/21 divided by 1,050 days from 2/15/21 to 12/31/23.

3.    Adequate Consideration. Executive acknowledges that the consideration set forth above is satisfactory and adequate in exchange for Executive’s promises and general release of claims contained herein, and that Executive is not entitled to the consideration described in Paragraph 2 (other than under Paragraph 2(a)) if Executive does not sign this Agreement. Executive acknowledges and agrees that the consideration in Paragraph 2 above constitutes the sole and exclusive consideration provided to Executive under this Agreement, and that Executive is not entitled to the consideration (other than under Paragraph 2(a)) if Executive does not sign this Agreement.

4.    No Additional Payments, Benefits or Continuing Company Representation. Executive acknowledges and agrees that, except for any unpaid base salary and benefits through the Separation Date, and outstanding business expenses incurred up to and including the Separation Date that are timely submitted for reimbursement in accordance with the Company’s reimbursement policy, Executive will receive no additional payments or benefits other than as set forth herein or as required by law. Executive acknowledges that she is not entitled to receive any other compensation, bonus, commission, incentive, benefits or other forms of compensation except as specifically provided for herein.

5.    General Release. Executive, on her own behalf and on behalf of anyone acting through her or on her behalf, irrevocably and unconditionally releases, acquits and forever discharges the Company and its past, present and future parents, divisions, subsidiaries, and affiliates, predecessors, successors and assigns, and its and their past, present, and future officers, directors, members, partners, attorneys, employees, independent contractors, agents, clients, and representatives (“Released Parties”) from any and all claims, debts, liabilities, demands, suits, damages, obligations, actions and causes of actions, of any nature whatsoever, whether known or unknown, or suspected or unsuspected, or direct or indirect, from the beginning of time until this Agreement is fully executed by the Parties, including but not limited to those arising out of or in connection with Executive’s employment, and separation from employment, with the Company. This includes without limitation: (a) all claims for misclassification, failure to pay wages or overtime premiums, failure to pay vacation wages/paid time off, failure to timely pay wages, failure to provide accurate itemized wage statements, failure to maintain accurate records, failure to provide meal periods and rest breaks, failure to post notice of paydays, time and place of payment; (b) all claims for violation of any federal, state or local statute, ordinance or regulation relating to employment benefits, leaves of absence, or discrimination or harassment or retaliation in employment, whistleblower protection, specifically including, without limitation, the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended by the Older Workers Benefits Protection Act of 1990, the Employee Retirement Income Security Act of 1974 (except that Executive is not waiving any claim for vested benefits under the Practice’s employee benefit plans), the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Fair Labor Standards Act, the Federal Rehabilitation Act of 1973, the Worker Adjustment and Retraining Notification Act of 1988, the Civil Rights Act of 1991, the Civil Rights Act of 1866, the Civil Rights Act of 1871, the Uniformed Services Employment and Reemployment Rights Act of 1994, the National Labor Relations Act, the Labor Management Relations Act, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, federal, state and local Occupational Safety and Health Laws, the Families First Coronavirus Response Act, the Minnesota Human Rights Act, the Minnesota Equal Pay for Equal Work Law, the Minnesota Termination of Sales Representatives Act, the Minnesota Whistleblower Act, the Minnesota Whistleblower Protection Laws, the Minnesota Parental Leave Act any local, state, or federal law arising from and/or enacted to address the COVID-19 virus, all as amended, and further including any regulation of any administrative agency or governmental authority relating to employment benefits or discrimination or harassment or retaliation in employment; (c) all claims for breach of oral, implied or written contract; (d) all claims for wrongful termination of employment; (e) all claims for breach of the implied covenant of good faith and fair dealing; (f) all claims for negligent or intentional infliction of mental or emotional distress; (g) any non-statutory tort or contractual claim; (h) all claims for wages, penalties and/or benefits; and (i) all claims for attorney’s fees. To the extent permitted by law, Executive also waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any Released Party is a party. The foregoing description of claims is intended to be illustrative and is not exhaustive. The Parties intend this release to be a release of any and all claims to the fullest extent permissible under law.

This is a general release and covers claims that Executive knows about presently and those that Executive may not know about up through the date of this Agreement. This Agreement specifically includes any and all claims for attorney’s fees and costs which are incurred by Executive for any reason. The Company is not waiving its right to any restitution, recoupment or setoff against Executive which is permitted by law based on claims released herein. The parties also agree that nothing in this release will affect the right of either party to enforce the terms of this Agreement.

6.    Excluded Claims. Notwithstanding the broad scope of the Release, the General Release is not intended to bar any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits and unemployment insurance benefits, challenges to the validity of the release under the ADEA, violations of SEC rules, and any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.  Nothing in the Agreement is intended to interfere with Executive’s right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”) or any other federal or state agency, or participating in any investigation conducted by the EEOC (or other federal or state agency), or any other federal or state agency; provided, however, that Executive expressly releases and waives her right to individual recovery of any type, including back pay, front pay, compensatory damages, liquidated or punitive damages, attorney’s fees, reinstatement, or any other benefit, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein.  Nothing in this Agreement will waive or release any rights or claims that Executive may have under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

7.    Older Worker Benefit Protection Act Acknowledgement. Executive knowingly and voluntarily waives any and all claims under the ADEA, 29 U.S.C. § 621, et seq., and acknowledges as follows:

a.    This waiver is a part of an Agreement that is written in a manner calculated to be understood by Executive.

b.    This waiver specifically refers to rights and claims arising under the ADEA.

c.    Executive does not waive any claims that may arise after the effective date of this Agreement.

d.    Executive waives ADEA rights or claims only in exchange for consideration in addition to anything of value to which she is already entitled.

e.    Executive has been advised to consult with an attorney before executing this Agreement and further represents and warrants that she has, in fact, consulted with her attorney, regarding this Agreement, her rights and her waiver of rights.

f.    Executive acknowledges that she was given a reasonable period of time of at least twenty-one (21) days within which to consider and sign this Agreement and, at her option alone, she may sign prior to the end of that period.

g.    Executive acknowledges that for a period of fifteen (15) days following the execution of this Agreement, she may revoke this Agreement by providing written notice to Sara Hill, Chief Human Resources Officer, as outlined in Paragraph 16 below. Any revocation must be within fifteen (15) calendar days after Executive signs this Agreement, and this Agreement shall not become effective until this fifteen (15) day revocation period has expired.

8.    Executive Affirmations and Acknowledgements.

a.    Executive affirms she has not filed any claims, complaints, arbitration, lawsuit, or actions of any kind against the Company or the Released Parties with any court of law, or local, state, or federal government or agency, nor allowed any other party acting on Executive’s behalf to do so. Executive also certifies that she will not voluntarily participate, assist, encourage any actions against the Company or any Released Party unless pursuant to a validly issued subpoena or court order, and that upon receipt of such instrument, Executive will notify the Company within 48 hours by providing notice to Sara Hill, Chief Human Resources Officer (shill@intricon.com).

b.    Executive affirms that upon receipt of the payments outlined in Paragraph 2, she has been properly paid for all hours worked for the Company, and has received all salary, commissions, bonuses, benefits and other compensation due to her, including but not limited to all monies due to Executive under any benefit plans established and/or maintained by the Company. Executive also acknowledges that all such payments that Executive has received, independent of this Agreement, are accurate.

c.    Executive affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act, the Families First Coronavirus Response Act, and/or any state or local leave law.

d.    Executive affirms she has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity against the Released Parties.

e.    Executive affirms that she shall not represent herself as actively employed or connected with the Released Parties in any capacity and shall relinquish any roles which she obtained through her relationship with the Company.

9.    Confidentiality and Return of Property. Executive agrees to maintain confidentiality and to return Company property as follows:

a.    Executive agrees, unless required by law, not to disclose the terms or provisions of this Agreement (prior to the public announcement of this Agreement by the Company), any information related to Executive’s employment, separation from employment, or any information learned during Executive’s employment, from any source, about the Company’s business, operations or any other matter, to anyone other than the appropriate taxing authorities, Executive’s attorneys, financial advisors and immediate family members, who will be informed by Executive of and bound by the confidentiality provision, unless they are required by law to make a disclosure. Executive understands that Company will prepare applicable SEC disclosure documents, and may prepare a press release and other public communications, concerning Executive’s separation. Executive understands that the Company will be required to file a copy of this Agreement with the SEC as a public document.

b.     Executive agrees that she will not retain, use, or disclose any confidential information following her separation of employment for any reason whatsoever, unless expressly authorized by the Company in writing, or as permitted by law if such disclosure is made in confidence to a government official or attorney, either directly or indirectly, solely for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

c.    Executive agrees that upon her separation from the Company, Executive will promptly turn over all confidential information and property of the Company in Executive’s possession, custody, or control, regardless of its location or format. This includes, but is not limited to, files, documents, and any electronic or hard copies thereof, computer or mobile device equipment, credit cards, keys, security passes, and any other Company property in Executive’s possession. Executive shall not retain copies of any Company information, property, documents or materials in hard copy, digital, or electronic format after the Separation Date. Further Executive agrees that she continues to be bound by the post-employment obligations outlined in the Employment Agreement.

10.    409A. It is intended that all payments under this Agreement will be exempt from section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Agreement (and any payments) shall be interpreted and construed on a basis consistent with such intent. The preceding shall not be construed as a guarantee of any particular tax effect. Executive is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed in connection with all payments under this Agreement (including any taxes and penalties under Section 409A), and neither the Company nor any other Released Party shall have no obligation to indemnify or otherwise hold Executive harmless from any or all of such taxes or penalties.

11.    Reaffirmation of Post-Employment Obligations from Employment Agreement. Without limiting the other provisions of this Agreement, Executive hereby reaffirms each of the acknowledgements and covenants made by her and restrictions on her conduct and future activities set forth in Section 5 of the Employment Agreement, which is attached hereto as Exhibit A, except as otherwise stated herein. The Company agrees not to enforce Executive’s non-competition and non-solicitation obligations in Section 5.3 (Noncompetition and Non-Solicitation) of the Employment Agreement, provided that Executive does not breach her other obligations in the Employment Agreement, specifically including, but not limited to, confidentiality. For the avoidance of doubt, the obligations in Section 5.1 (Confidentiality) of the Employment Agreement shall continue indefinitely.

12.    Non-Disparagement. Executive agrees that Executive will not, publicly or privately, make any statement that disparages or is a negative comment about the Company, its officers, employees, former employees, officers, directors, executives, or its reputation, business or operations to anyone, including any current or former Company employees, members, board of directors or any third party not specifically listed in the provision. The Company agrees to instruct the executive team not to publicly or privately, make any statement that disparages or is a negative comment about Executive. The non-disparagement obligations in this Paragraph apply to all forums, whether in writing, orally or electronically and expressly includes statements made on the internet (including, but not limited to, social networking sites such as Facebook, Twitter, and LinkedIn) and statements made under a pseudonym. To the extent Executive seeks a job verification, such inquiries should be directed exclusively to the Company’s Chief Human Resources Officers, currently Sara Hill, shill@intricon.com.

Nothing in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the Securities and Exchange Commission, Congress, the Occupational Safety and Health Administration, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal and state law or regulation, including the Defend Trade Secrets Act, which gives Executive immunity from federal and state civil and criminal liability for disclosures of trade secrets. Under the Defend Trade Secrets Act, Executive has the right to (i) disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and (ii) disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Executive does not need prior authorization from the Company to make any such reports or disclosures and are not required to notify the Company that she has made such reports or disclosures.

13.    Governing Law. The Agreement, and all matters arising out of or relating to the Agreement, shall be governed and construed in accordance with the laws of the State of Minnesota, without regard to principles of conflicts of laws.

14.    Entire Agreement; Modification. This Agreement, including the Employment Agreement attached as Exhibit A and the Performance Award, is the entire Agreement between Executive and the Company and any other prior agreements between them are hereby terminated and shall have no other force or effect, except for any post-employment obligations outlined in the Employment Agreement. The Company has made no promises to Executive other than those set forth in this Agreement. This Agreement may be modified only upon an express written agreement between the Parties.

15.    Review Period. Executive acknowledges that she has been given up to twenty-one (21) days to review this Agreement and consult with counsel. Executive further acknowledges that she has had the opportunity to consider the terms of this Agreement for a period of up to twenty-one (21) days. Executive agrees that any modifications, material or otherwise, made to this Agreement, do not restart or affect in any manner the original up to twenty-one (21) day consideration period. Executive further acknowledges that she understands all of the terms of the Agreement and their significance, that she knowingly and voluntarily assents to all the terms and conditions herein, and that she is signing the Agreement voluntarily and of her own free will. Executive agrees and understands that this Agreement contains a general release of claims against the Company.

16.    Revocation Period. Executive will have fifteen (15) days following the execution of this Agreement to revoke the terms of this Agreement. Any revocation within this period must be submitted, in writing, to Sara Hill, Chief Human Resources Officer, dated within fifteen (15) calendar days after Executive signs this Agreement. If Executive revokes this Agreement, it shall be null and void, and the obligations or entitlements of the Parties under the Agreement shall be null, void, and eliminated. In this event, Executive shall not be entitled to the consideration referenced in Paragraph 2 (other than under Paragraph 2(a)). Executive acknowledges and understands that this Agreement does not become effective until the fifteen (15th) day revocation period has expired.

17.    No Admission of Liability. By entering into this Agreement, the Company and the Released Parties do not admit and expressly deny that they have violated any contract, rule, law or regulation, including, but not limited to, any federal, state or local law or regulation relating to employment or discrimination.

18.    Duty to Cooperate. Executive agrees, upon reasonable notice, to cooperate fully with the Company, and with its representatives, agents, counsel, experts or consultants in connection with any judicial proceeding, arbitration, administrative proceeding, governmental investigation or inquiry, transition information, or audit in which the Company may be or become involved.

19.    Waiver. Any Party’s failure to enforce any provision of this Agreement shall not act as a waiver of that or any other provision. Any Party’s waiver of any breach of this Agreement shall not act as a waiver of any other breach.

20.    Execution in Counterparts. The Parties agree to accept signed faxes or electronic versions in lieu of originals for the purpose of executing this Agreement. The Parties further agree that this Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together will constitute one and the same Agreement.

[Signature Page Follows]

EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement.

COMPANY	INTRICON CORPORATION

Date: November 14, 2021	By:	/s/ Sara Hill
Sara Hill, Chief Human Resources Officer

EXECUTIVE

Date: November 14, 2021	By:	/s/ Ellen Scipta
Ellen Scipta

Exhibit A

Employment Agreement

[The Employment Agreement between Intricon Corporation and Ellen Scipta dated as of February 5, 2021 was filed as an exhibit to Intricon Corporation’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 8, 2021.]

Exhibit B

Remaining Unvested PRSUs

[Information omitted pursuant to Item 6.01(a)(5) of Regulation S-K]